Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

VSee Health, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, Par Value $0.0001 per share	(1)	457(a)	3,540,000	$1.4050	$4,973,700.00	0.0000870	$432.71

Total Offering Amounts:							$4,973,700.00		432.71
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$432.71

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of common stock, par value $0.0001 per share (the "Common Stock") of VSee Health, Inc. (the "Company") that may become issuable upon any share split, share dividend, recapitalization or other similar transaction effected without the Company's receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low prices of the Common Stock on The OTC Market on September 29, 2026 (such date being within five business days of the date that this registration statement on Form S-1 was filed with the U.S. Securities and Exchange Commission).